Exhibit 1.4

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CUSTOMER STATISTICS FOR THE MONTH OF MARCH 2022

The board of directors (the “Board”) of China Mobile Limited (the “Company”) announces the following customer statistics of the Company and its subsidiaries (the “Group”) for the month of March 2022:

Unit: in thousands	March 2022

Mobile Business
Total Customers	966,638
Net Additional Customers for the Month	5,878
Cumulative Net Additional Customers for the Year	9,746

5G Package Customers	466,551

Wireline Broadband Business
Total Customers	249,093
Net Additional Customers for the Month	3,433
Cumulative Net Additional Customers for the Year	8,987

The Board wishes to remind investors that the above customer statistics are the Group’s unaudited internal statistics. Investors are cautioned not to unduly rely on such data.

In the meantime, investors are advised to exercise caution in dealing in the securities of the Company.

By Order of the Board
China Mobile Limited
Yang Jie
Chairman

Hong Kong, 21 April 2022

FORWARD-LOOKING STATEMENTS

Certain statements contained in this announcement may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from those implied by such forward-looking statements. In addition, the Company does not intend to update these forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.

As at the date of this announcement, the Board of Directors of the Company comprises Mr. Yang Jie, Mr. Dong Xin and Mr. Li Ronghua as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.